Exhibit 10.49

September 3, 2008

CARBON SUPPLY AGREEMENT

BETWEEN

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

SELLER

AND

LUMINANT GENERATION COMPANY LLC

BUYER

Dated as of September 3, 2008

* indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

September 3, 2008

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September 3, 2008

7.1 Delivery Terms		10

7.2 Title and Risk of Loss		10

SECTION 8.	TRANSPORTATION OBLIGATIONS	10

8.1 Transport		10

SECTION 9.	PRICE OF CARBON	11

9.1 Contract Price		11

9.2 Calculation of Base Price		11

9.2.1 Base Price		11

9.2.2 * Adjustment		11

9.2.3 Notice of Calculations		12

9.3 Taxes, Fees and Royalties		12

9.4 Annual Reconciliation of Carbon Purchase Quantity		12

9.5 Rounding		12

9.6 End of Term Reconciliation of Carbon Purchased Versus Carbon Purchase Commitment		12

9.7 *		13

SECTION 10.	INVOICING AND PAYMENT	13

10.1 Invoicing Procedures		13

10.2 Payment Procedures		13

10.3 Disputed Invoices		13

SECTION 11.	COMPLIANCE WITH LAWS	13

11.1 Construction		13

11.2 Severability		14

SECTION 12.	WEIGHING, SAMPLING, AND ANALYSIS	14

12.1 Procedures		14

12.2 Duties to Sample Carbon		14

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12.3 Duties of Seller to Weigh Carbon.		14

12.3.1 Duty to Weigh; Use of Weighing Data		14

12.3.2 Inspection and Certification of Scales		14

12.3.3 Seller’s Certification of Scales and Weights; Correction of Errors		15

12.4 Failure of Weighing, Sampling or Analytical Procedures.		15

12.4.1 SubstituteProcedures		15

12.4.2 Inaccurateor Unreliable Sample or Final Analysis		15

12.5 Rights of Buyer and Seller in Weighing, Sampling and Analysis.		15

12.5.1 Resultsof Sampling and Analysis Binding		15

12.5.2 IndependentAnalysis of Samples		15

12.5.3 RefereeAnalysis		16

12.5.4 Observationof Sampling and Analysis		16

SECTION 13.	RECORDS AND AUDITS	16

13.1 Record Review.		16

13.1.1 Records of Seller		16

13.1.2 Records of Buyer		16

13.1.3 Overpayment or Underpayment		16

13.2 Timing of Record Review		16

SECTION 14.	FORCE MAJEURE	17

14.1 Definition of Force Majeure		17

14.2 Effect of Force Majeure		17

SECTION 15.	EVENTS OF DEFAULT; REMEDIES	17

15.1 Event of Default		17

15.1.1 Payment Default		17

15.1.2 Failure to Meet Milestone Schedules.		18

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15.1.3 Failure to Perform Material Provisions		18

15.1.4 Continued Failure to Supply		18

15.2 Remedies for Default and Event(s) of Default		18

15.3 Extension of Cure Periods.		20

15.5 Waiver of Breach		21

15.6 Seller’s Right to Suspend Deliveries		21

15.7 Limitation of Liabilities		21

15.8 Intellectual Property		22

SECTION 16.	CHOICE OF LAW	22

16.1 Choice of Law		22

SECTION 17.	ASSIGNMENTS AND COOPERATION WITH FINANCING	22

17.1 Assignment Not Allowed		22

17.2 Assignment to Affiliate		22

17.3 Assignment for Financing		23

17.4 Successors and Assigns		23

17.5 Cooperation with Financing		23

SECTION 18.	CONFIDENTIALITY	23

SECTION 19.	NOTICES	24

19.1 General Notices		24

19.2 Effectiveness		25

19.3 Changes in Persons and Addresses		25

SECTION 20.	WAIVERS	25

SECTION 21.	HEADINGS AND SECTION NUMBERS - CONSTRUCTION	25

21.1 Headings Not to Affect Construction		25

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21.2 References to Section Numbers		25

SECTION 22.	AMENDMENTS	25

SECTION 23.	COMPLETE AGREEMENT	26

SECTION 24.	COUNTERPARTS	26

SECTION 25.	SECURITY

SECTION 26.	INDEMNITY

EXHIBIT 1	Carbon Specifications
EXHIBIT 1A	Manufactured Carbon Sampling and Testing Protocols
EXHIBIT 1B	Processed Carbon Sampling and Testing Protocols
EXHIBIT 2	Carbon Purchase Commitment
EXHIBIT 2A	Call Option Commitment
EXHIBIT 3	Base Price
EXHIBIT 4	Milestones
EXHIBIT 5	Cost Methodology for Delivery of Carbon by Seller to Buyer’s Facility
EXHIBIT 6	Form of Parent Guarantee
EXHIBIT 7A1	Form of Seller’s $1 Million Letter of Credit
EXHIBIT 7A2	Form of Seller’s $10 Million Letter of Credit
EXHIBIT 7B	Form of Buyer’s Letter of Credit
EXHIBIT 8	List of Buyer’s Facilities
EXHIBIT 9	Early Termination Schedule

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CARBON SUPPLY AGREEMENT

This CARBON SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of September, 2008, by and between Red River Environmental Products, LLC, a Delaware limited liability company (“Seller”), and Luminant Generation Company LLC, a Texas limited liability company (“Buyer”). Together, Seller and Buyer are “Parties” to this Agreement and either Seller or Buyer individually is a “Party” to this Agreement.

RECITALS

WHEREAS, Seller is developing an activated carbon manufacturing facility in Coushatta, Louisiana which is targeted to commence operations in the first quarter of 2010;

WHEREAS, Seller desires to fulfill its obligations under this Agreement (i) by manufacturing Carbon at its Louisiana facility or an Alternative Source and (ii) by selling such Carbon to Buyer in accordance with the terms, and subject to the conditions, of this Agreement; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Carbon in the amounts and upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and obligations stated in this Agreement, the receipt and sufficiency of which the Parties acknowledge, Seller and Buyer hereby agree as follows:

SECTION 1. DEFINED TERMS

The words and phrases listed in Section 1 shall have the meanings ascribed to them in Section 1 wherever they appear in this Agreement as defined terms, which shall be indicated by initial capital letters in each word. Capitalized words and phrases contained in this Agreement that are not listed in Section 1 of this Agreement shall be defined in the particular Section(s) in which they are used.

“Actual Carbon Purchase” shall have the meaning given in Section 9.6.

“Additional Pounds” shall have the meaning given in Section 4.4.

“Adjustment Index” shall mean the index described in Section 9.2.2.

“Affiliate” with respect to any specified Person shall mean any other Person or entity with control over or subject to control by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” when used with respect to a specific Person (including the Parties) means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, in no event shall either Party be deemed an Affiliate of the other Party for the purposes of this Agreement.

“Agreement” shall mean this Carbon Supply Agreement and all modifications and supplements hereto implemented in accordance with this Agreement.

“Alternate Source(s)” shall have the meaning set forth in Section 6.1 and shall be a source or sources from which Seller will provide Carbon other than Carbon produced by Seller at Seller’s Facility.

“Annual Delivered Amount” shall have the meaning given in Section 9.4.

“Annual Maximum” shall have the meaning given in Section 4.2.

“Annual Minimum” shall have the meaning given in Section 4.2.

“Annual Nomination” refers to the total number of pounds of Carbon that Buyer instructs Seller to deliver during each Contract Year, in accordance with Section 4.2 of this Agreement.

“Annual Shortfall” shall have the meaning given in Section 9.4.

“Applicable Laws” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, permits, principles of law and orders of any Governmental Authority which are applicable to Buyer or Seller, whichever the case may be.

“ASTM” shall have the meaning given in Section 12.2.

“Base Price” shall have the meaning given in Section 9.2.1.

“Business Day” shall mean any Day other than a Legal Holiday.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement and includes Buyer’s successors and permitted assigns under this Agreement.

“Buyer Group” shall mean Buyer, its officers, directors, employees, and agents, and each of its Affiliates and each of their respective officers, directors, employees and agents.

“Buyer’s Facility” shall mean any one or more of the power generation facilities listed in Exhibit 8.

“Buyer’s Letter of Credit” shall have the meaning given in Section 25.3.

“Buyer’s Letter of Credit Amount” shall have the meaning given in Section 25.3.

“Carbon” shall mean the powdered activated carbon supplied by Seller to Buyer hereunder, which conforms to the Specifications.

“Carbon Purchase Commitment” shall have the meaning given in Section 4.1.

“Claims” shall have the meaning given in Section 26.1.

“Contract Price” shall have the meaning given in Section 9.1.

“Contract Year” shall mean (i) the period beginning on the Day on which Buyer first takes Carbon pursuant to this Agreement and ending on December 31 of such calendar year for the first Contract Year, and (ii) for each other calendar year during the Term, the annual period beginning on January 1 and ending on December 31 of such calendar year except that if this Agreement is terminated in accordance with the terms hereof in the middle of the year, the last Contract Year ends on the effective date of termination.

“Cover Standard for Buyer” shall have the meaning given in Section 15.2.1.1.

“Cover Standard for Seller” shall have the meaning given in Section 15.2.1.2.

“CPI-U” shall have the meaning given in Section 9.2.2.

“Credit Agreement” shall mean the agreement between Seller and the entity or entities which provide necessary debt funding to Seller for the development and construction of Seller’s Facility.

“Day” shall mean calendar day unless the context in which the term “day” is used clearly indicates that a Business Day is indicated. The word day shall have such meaning whether or not the initial letter is capitalized.

“Deficit Payment” shall have the meaning given in Section 9.6.

“Early Supply” shall mean those volumes designated as “Early Supply Volumes” on Exhibit 2.

“Early Supply Milestone” shall mean the Milestone designated as “Delivery of Carbon to Buyer from any Source” in Exhibit 4.

“Effective Date” shall have the meaning given in Section 2.1.

“EPA” shall have the meaning given in Section 5.2.

“Event of Default” shall have the meaning given in Section 15.1.

“Extension Period” shall have the meaning given in Section 2.4.

“Final Analysis” shall have the meaning given in Section 12.2.

“Final LC Expiration Date” shall have the meaning given in Section 25.2.

“Financial Close” shall mean when each of the conditions precedent to closing listed in the Credit Agreement have been satisfied or waived in accordance with the terms thereof and the initial funding thereunder has occurred.

“Financial Close Milestone” shall mean the Milestone designated as “Financial Close” in Exhibit 4.

“Financing” shall have the meaning given in Section 17.5.

“Financing Participant” shall have the meaning given in Section 17.5.

“First Year” shall have the meaning given in Section 4.2.

“Force Majeure” shall have the meaning given in Section 14.1.

“Force Majeure Period” shall have the meaning given in Section 14.2.

“Governmental Authority” shall mean any nation or government (including, without limitation, the government of the United States), any state, county, municipal or other political subdivision thereof and any Person lawfully exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.

“Legal Holiday” shall mean Saturday, Sunday or any Day on which banking institutions in New York, New York are authorized by law, regulation or executive order to remain closed.

“Milestone” shall mean the events identified as “Milestones” in Exhibit 4.

“Notice” shall mean a notice given in accordance with and complying with the requirements of Section 19.

“Party” shall mean either Buyer or Seller and “Parties” shall mean both Buyer and Seller.

“Person” shall mean any individual, limited liability company, partnership, corporation, association, business trust, or other entity or Governmental Authority.

“Point of Delivery” shall mean Buyer’s Facility.

“Poundage Variations” shall have the meaning given in Section 4.3.

“Purchase Deficit” shall have the meaning given in Section 9.6.

“Purchased Carbon” shall have the meaning given in Section 9.6.

“Reduction Notice” shall have the meaning given in Section 4.1.

“Referee Analysis” shall have the meaning given in Section 12.5.3.

“Seller” shall have the meaning set forth in the Preamble to this Agreement and includes Seller’s successors and permitted assigns under this Agreement.

“Seller Analysis” shall have the meaning given in Section 12.2.

“Seller Group” shall mean Seller, its officers, directors, employees, and agents, and each of its Affiliates and each of their respective officers, directors, employees and agents.

“Seller’s Facility” shall mean the first production line at Seller’s carbon production facility located in Coushatta, Louisiana.

“Seller’s Letter of Credit” shall have the meaning given in Section 25.2.

“Seller’s Letter of Credit Amount” shall have the meaning given in Section 25.2.

“Specifications” shall have the meaning given in Section 5.1.

“Starting Delivery Date” shall have the meaning given in Section 2.2.

“Term” shall have the meaning given in Section 2.3.

“Threshold Event” shall mean that point in time when Seller has entered into contracts for the sale of carbon from Seller’s Facility, each contract with a term greater than one year, and which, in the aggregate, are for volumes equal to or in excess of 400 million pounds of carbon during the Term of this Agreement.

“Threshold Notice” shall have the meaning given in Section 4.1.

“Threshold Overage” shall have the meaning given in Section 4.1.

SECTION 2. CONTRACT TERM

2.1 Effective Date. The “Effective Date” shall be the date of this Agreement as first set forth in this Agreement.

2.2 Starting Delivery Date. At least sixty (60) days before the date on which Carbon deliveries will commence under this Agreement (the “Starting Delivery Date”), which date shall be a Business Day, Buyer shall provide Notice to Seller of such Starting Delivery Date. The Starting Delivery Date shall be no earlier than February 15, 2009 and deliveries for the calendar year 2009 shall not exceed * in the aggregate. In any event, the Starting Delivery Date shall not be later than April 30, 2009.

2.3 Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue thereafter to and including December 31, 2014. Notwithstanding the foregoing, Buyer shall have the right, but not the obligation, to terminate this Agreement on or after the date on which Buyer has purchased the entire Carbon Purchase Commitment. In such event, Buyer shall have no further liability to Seller hereunder.

2.4 Term Extensions. The initial Term shall be extended for one successive three year period (the “Extension Period”) if the Parties, in each Party’s sole discretion, mutually agree on Carbon pricing and/or price escalation methodology for the Extension Period, on or before sixty (60) days prior to the end of the initial Term.

SECTION 3. OUTLINE OF THE OBLIGATIONS OF THE PARTIES

3.1 Purpose. The purpose of this Section 3 is to state in brief form a summary of the obligations of the Parties under this Agreement. Notwithstanding this Section 3, Buyer and Seller expressly intend that all the promises, covenants and other obligations contained in any portion of this Agreement shall be performed as fully and faithfully as the obligations stated in this Section 3.

3.2 Obligations of Seller or Seller’s Affiliate(s). Subject to the terms and conditions of this Agreement, Seller or Seller’s Affiliate(s) shall perform the following obligations:

3.2.1 Achieve the Milestones by the applicable dates set forth in Exhibit 4.

3.2.2 Sell Carbon to Buyer pursuant to the pricing methodology set forth in Section 9 from either Seller’s Facility or an Alternate Source of the quality specified in Exhibit 1 and in the quantities specified in Exhibit 2 in accordance with the schedules established pursuant to this Agreement as those quantities may be adjusted as set forth herein.

3.2.3 Cause such Carbon to be delivered to Buyer at Buyer’s Facility in accordance with Section 8.

3.2.4 Issue monthly invoices for Carbon as specified by this Agreement.

3.2.5 Maintain adequate books and records with respect to its obligations and performance under this Agreement.

3.2.6 Seller may perform its obligations hereunder directly or cause such obligations to be performed by any of its Affiliates, contractors or other designees; provided that Seller shall at all times remain responsible to Buyer for the full and timely performance of its obligations hereunder.

3.3 Obligations of Buyer. Subject to the terms and conditions of this Agreement, Buyer shall perform the following obligations:

3.3.1 Except to the extent Seller does not deliver Carbon due to Seller’s breach or a Force Majeure event preventing Seller’s performance, purchase the Carbon Purchase Commitment as described in Section 4 and as set forth in Exhibit 2 and accept delivery of, or pay for if not accepted, such Carbon in accordance with the schedules established pursuant to this Agreement.

3.3.2 Pay the applicable Contract Price for Carbon delivered and accepted in accordance with this Agreement and any other amounts owed by it hereunder as and when due in accordance with this Agreement.

SECTION 4. CARBON QUANTITIES AND DELIVERY SCHEDULES

4.1 Quantity Obligations. Buyer shall take from Seller and pay for, or pay for, if not taken, the minimum quantities specified in Exhibit 2, as such minimum quantities may be amended as herein set forth (the “Carbon Purchase Commitment”), except to the extent Seller does not deliver Carbon due to Seller’s breach or a Force Majeure event preventing Seller’s performance. In such event,

Buyer’s Carbon Purchase Commitment shall be reduced on a pound for pound basis to account for such event; provided, however, that if such event leads to termination of this Agreement in accordance with its terms, the Carbon Purchase Commitment will terminate upon such termination. Subject to the Carbon Purchase Commitment and terms and conditions of this Agreement, during each Contract Year, Seller shall tender and sell to Buyer at the Point of Delivery, and Buyer shall purchase from Seller, the total quantity of Carbon specified in Buyer’s Annual Nomination pursuant to Section 4.2, as such Annual Nomination may be revised from time to time in accordance with Section 4.3 and other applicable provisions of this Agreement; provided, further, that Buyer’s Annual Nomination shall at all times be consistent with achieving Buyer’s full Carbon Purchase Commitment during the term of this Agreement, except to the extent that Buyer is not obligated to purchase such full Carbon Purchase Commitment as set forth above. Further, to the extent Seller does not use commercially reasonable efforts to sell Carbon that Buyer fails to accept as contemplated by the definition of “Cover Standard for Seller”, Buyer’s Carbon Purchase Commitment shall be reduced by the amount of Carbon Seller would have been able to sell had it used such commercially reasonable efforts as contemplated by such definition.

Buyer shall have the one time right to increase the Carbon Purchase Commitment that is set forth on Exhibit 2 by notifying Seller in writing on or before January 1, 2009 of its election to increase such commitment by any amount up to, but not in excess of, the annual amounts set forth on Exhibit 2A. If Buyer does not so elect on or before January 1, 2009 to increase such commitment, the Carbon Purchase Commitment shall remain as set forth on Exhibit 2. However, if Buyer elects to increase its commitment as provided in this paragraph, the Carbon Purchase Commitment set forth on Exhibit 2 shall be revised in accordance with Buyer’s election and the new Carbon Purchase Commitment shall be as so revised.

Notwithstanding the foregoing, if the Threshold Event occurs, Seller shall, within thirty (30) Days after such event, notify Buyer in writing that the Threshold Event has occurred (the “Threshold Notice”) and specifying the amount by which the sales volume has exceeded * (the “Threshold Overage”). Within sixty (60) Days after Buyer’s receipt of the Threshold Notice, Buyer shall have the option during such period, but not the obligation, to notify Seller in writing that it has elected to reduce its Carbon Purchase Commitment (the “Reduction Notice”). Such option must be exercised during such notice period and such option may only be exercised once. The Reduction Notice shall include the amount by which Buyer elects to reduce its Carbon Purchase Commitment; provided, however, that such reduction shall not exceed in the aggregate *; provided, further, however, that if Buyer advises that it wishes to reduce its Carbon Purchase Commitment in an amount up to the * and such requested amount exceeds the Threshold Overage, the Carbon Purchase Commitment shall only be reduced in the amount of the Threshold Overage unless and until *. In the case where the Threshold Overage is insufficient to allow reduction of the Carbon Purchase Commitment in the full amount requested by Buyer in the Reduction Notice, Buyer’s Carbon Purchase Commitment shall be subsequently reduced if *. The Carbon Purchase Commitment shall be reduced as set forth above, and the amount as reduced shall become the new Carbon Purchase Commitment for all sales beginning on the first of the month following Seller’s receipt of the Reduction Notice. The Annual Minimum set forth in Section 4.2 shall also be reduced proportionately. Prior to the occurrence of the Threshold Event, Seller shall notify Buyer within thirty (30) Days after each contract for the sale of carbon which contributes to achieving the Threshold Event.

4.2 Nominations. At least sixty (60) Days prior to the Starting Delivery Date, the Parties shall mutually agree on a start-up schedule and the amount of Carbon to be delivered on a monthly basis through the remainder of the Contract Year in which deliveries start (the “First Year”). On or before November 1 of each succeeding Contract Year, Buyer shall nominate the pounds of Carbon to be delivered in the following Contract Year, broken down into monthly amounts. Each such Annual Nomination shall be no less than *% of the pounds set forth on Exhibit 2 for such Contract Year (the “Annual Minimum”) and no greater than *% of the pounds set forth on Exhibit 2 for such Contract Year (the “Annual Maximum”). The Annual Minimum and the Annual Maximum shall be reduced and prorated on a monthly basis for Contract Years that are less than twelve months. Buyer may revise the Annual Nomination within the foregoing limits, and in accordance with the notification requirements for Poundage Variations specified in Section 4.3. The term “Annual Nomination” as used in this Agreement shall reflect the actual nomination amount in effect from time to time. Notwithstanding the foregoing, if upon the execution of this Agreement or upon the exercise of Buyer’s right to increase the Carbon Purchase Commitment as provided in Section 4.1, the Carbon Purchase Commitment is *.

4.3 Poundage Variations. Buyer may, at its sole discretion and for any reason, increase or decrease any monthly quantity to reflect its revised expectation of its Carbon needs upon at least thirty (30) Days prior Notice to Seller (“Poundage Variations”); provided that such an increase or decrease shall not cause the Annual Nomination to be greater than the Annual Maximum or less than the Annual Minimum; and provided, further that on a * basis Buyer will accept no less than fifteen *% of its Annual Nomination. The Parties acknowledge that Buyer shall have the right to reduce the monthly quantity to as low as zero if necessary to accommodate a Force Majeure event.

4.4 Additional Pounds. In the event that Buyer desires and/or needs to purchase Carbon in excess of the Annual Maximum for any Contract Year, Seller shall, in good faith, determine whether such additional pounds (the “Additional Pounds”) can be supplied by Seller. If the Additional Pounds are not available for supply to Buyer, then Seller shall promptly (and, in any event, within ten (10) Days) provide Notice thereof to Buyer.

SECTION 5. PRODUCT WARRANTY AND PERFORMANCE GUARANTY

5.1 Warranty. Seller warrants and represents that the Carbon delivered to Buyer shall be free of any liens or encumbrances. Seller further warrants that all Carbon sold and delivered to Buyer under this Agreement shall conform strictly to the “Product Specifications” set forth in Exhibit 1 (“Specification(s)”) and have the “Typical Properties” set forth in Exhibit 1 pursuant to industry standards. Carbon shall be tested in accordance with the testing protocols set forth in Exhibits 1A and 1B. As set forth in such protocols, it is the Parties’ intent to test Carbon for acceptance prior to shipment to avoid unnecessary transportation of substandard Carbon and avoid possible intermingling of substandard Carbon with acceptable Carbon. Buyer shall have the right to request, and Seller shall provide if so requested, a pre-shipment sample of any Carbon scheduled for delivery. Buyer shall either (i) release such Carbon for delivery, or (ii) reject such Carbon, within twenty-four (24) hours of the time Seller tenders the Carbon shipment for such pre-shipment sample. If Buyer does not accept or reject such Carbon within such twenty-four (24) hour period, such Carbon shall be deemed accepted. For all deliveries that are made without the requirement for a pre-shipment sample, the certificate of analysis required under Section 12.5.1 will be deemed to represent the actual product quality. The Parties acknowledge that there is no practical way to remove the Carbon from Buyer’s silo so any Carbon delivered to the silo must be used by Buyer. Buyer shall have the right to test any lots within the thirty (30) Day sample retention period specified in Section 12.5.2 and if Buyer’s analysis is outside of the Specifications, the procedures outlined in 12.5.3 will be used to determine the final product quality. If the Referee Analysis contemplated by Section 12.5.3 shows that the Carbon does not meet the Specifications and the result to Buyer is additional Carbon usage, Seller will provide at no cost the additional pounds required to meet the standard performance curve, provided that Buyer can provide accurate verification of the additional carbon usage.

5.2 Performance Benchmark. Given the limited or non-existent activated carbon injection performance data available for individual units of Seller’s Facility, a period of three months as mutually selected by the Parties will be set aside to establish benchmark performance curves for each unit. The Parties acknowledge that the goal during these test periods is to establish a performance curve for controlling total vapor-phase mercury emissions by conducting short-term parametric tests at different injection rates. The test results will then be used to determine the carbon quantities needed to meet the chosen mercury removal rates. Performance data will be measured using U.S. Environmental Protection Agency (“EPA”) certifiable mercury continuous emissions monitoring systems that meet certification requirements outlined in EPA’s now vacated Clean Air Mercury Rule at pre-activated carbon injection and post particulate collection device extraction locations. Mercury measurement and reporting for the tests described in this Section 5.2 will be monitored by Seller but paid for by Buyer.

5.3 REMEDY; DISCLAIMER OF IMPLIED WARRANTIES. THE WARRANTY AND REMEDY FOR SUCH WARRANTY AS SET FORTH IN SECTION 5.1 ABOVE IS IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, WITH RESPECT TO THE CARBON SUPPLIED HEREUNDER, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 6. SOURCE OF CARBON

6.1 Source of Carbon. Commencing on the date identified on Exhibit 4 as the date for “Delivery of Carbon to Buyer from Seller’s Facility”, the Carbon delivered pursuant to this Agreement shall be manufactured by Seller at Seller’s Facility; provided, however, that Seller shall be permitted to provide Carbon from any alternate sources developed by Seller in accordance with the terms of this Agreement (the “Alternate Sources”) for periods when:

a. Seller’s Facility is under construction, or

b. events of Force Majeure or other events cause a temporary outage or temporary significant production reduction at the Seller’s Facility, or

c. short term business conditions otherwise necessitate supply from Alternate Sources to meet Seller’s contractual schedule and quantity commitments in the reasonable judgment of Seller.

During its development of Alternate Sources, Seller shall provide Buyer with regular updates on Seller’s development efforts with Alternate Sources and Seller shall further provide Alternate Sources information and site access reasonably requested by Buyer for the purpose of Buyer confirming the Alternate Sources’ viability to provide carbon in accordance with the Specifications and in quantities represented by Seller. When and if Alternate Sources are to be used, Seller shall provide written notice to Buyer. Seller shall be obligated to make all commercially reasonable efforts to minimize the period(s) when Alternate Sources are used. Seller will provide Carbon from Alternate Sources for Early Supply commencing on or before the date set forth for the Early Supply Milestone in Exhibit 4. If Seller elects to deliver Carbon from Alternate Sources, Seller shall pay directly or reimburse Buyer for all reasonable transportation costs incurred to transport such Carbon to Buyer’s Facility to the extent such costs exceed the costs Buyer would have incurred if such Carbon had been transported from Seller’s Facility.

SECTION 7. DELIVERY OF CARBON

7.1 Delivery Terms. Seller shall deliver the Carbon to Buyer’s Facility FOB Destination Prepaid and Added. Buyer is responsible for costs of insurance and freight in addition to the Base Price, with Seller to be the loss payee for such insurance. Seller shall arrange for loading of Carbon at Seller’s Facility.

7.2 Title and Risk of Loss. Title and risk of loss and damage to Carbon shall pass to Buyer at the Point of Delivery. Seller warrants that it will pass to Buyer full title to such Carbon free and clear of all liens and encumbrances. Seller assumes no liability for the Carbon after title and risk of loss pass to Buyer, except as otherwise specifically provided in this Agreement. Title and risk of loss and damage to Carbon Buyer rightfully rejects in accordance with Section 5 shall remain with Seller.

SECTION 8. TRANSPORTATION OBLIGATIONS

8.1 Transport. Seller shall arrange for the transport of Carbon supplied by Seller hereunder to the Point of Delivery. Transportation arranged by Seller shall be of sufficient capacity to accommodate the transport of the Annual Nominations made (and adjusted) pursuant to Section 4 of this Agreement. Buyer shall pay all of the documented costs (including insurance and freight) for such shipment to the Point of Delivery in accordance with the cost methodology set forth in Exhibit 5, which costs shall be directly billed to Buyer by the shipping companies to the extent possible. Seller shall at all times comply with Buyer’s reasonable requests regarding selection and management of shipping and shall provide Buyer access to all of Seller’s documents and records regarding shipment costs and expenses. Seller’s delivery agent shall be responsible for the unloading of Carbon at Buyer’s Facility. Seller shall use or cause to be used transport equipment that is in good condition, clean, and ready to load.

If at any time during the term of this Agreement Buyer elects to arrange for the transportation of Carbon from Seller’s Facility to the Point of Delivery, Buyer shall provide Seller with not less than thirty (30) Days written notice prior to the date on which Buyer elects to assume responsibility for transportation. Notwithstanding the foregoing, if at any time Buyer fails to provide transportation in accordance with the delivery schedule set forth herein and such failure adversely impacts Seller’s operations, then Seller shall have the right to arrange for transportation as set forth in the preceding paragraph and Buyer shall pay all such documented costs.

SECTION 9. PRICE OF CARBON

9.1 Contract Price. The “Contract Price” for any calendar month after the Starting Delivery Date is an amount equal to (without duplication) (i) the Base Price (determined as provided in Section 9.2), multiplied by (ii) the number of pounds of Carbon delivered during such month.

9.2 Calculation of Base Price.

9.2.1 Base Price. The “Base Price” for Carbon delivered by Seller to Buyer at the Point of Delivery in accordance with this Agreement shall be that price per pound set forth on Exhibit 3. The Base Price does not include the cost of freight and insurance, which is Buyer’s responsibility pursuant to Sections 7.1 and 8.1. The Base Price set forth in Exhibit 3 shall be subject to escalation in accordance with Section 9.2.2 and billings shall be reconciled annually in accordance with Section 9.4.

9.2.2 * Adjustment. Commencing on January 1, 2011, the Base Price in Exhibit 3 shall be adjusted, and adjusted annually thereafter, as of the first day of each calendar year by increasing the Base Price by a percentage equal to each positive percentage point of change, or proportionately for fractional parts of a positive percentage point of change, *. The * used to determine the percentage change to be effective on January 1, 2011 shall be the * published for January 2010. For example, the Base Price in effect for deliveries in 2010 shall be adjusted for deliveries beginning on January 1, 2011 by a percentage equal to each positive percentage point of change, or proportionately for fractional parts of a percentage point of change, to reflect the positive cumulative changes in the * between January 1, 2010 and January 1, 2011. The Base Price, as adjusted, shall be the new Base Price for the period January 1, 2011 to December 31, 2011. Similarly, effective January 1, 2012, the new Base Price shall be adjusted again for each positive percentage point of change, or proportionately for fractional parts of a percentage point of change, to reflect cumulative positive changes in the * between January 1, 2011 and January 1, 2012. The Base Price shall continue to be adjusted annually on January 1 of each year for the remainder of the Term of this Agreement. Notwithstanding the foregoing, the percentage of annual positive adjustment in the Base Price shall not exceed * percent (*%) in any year during the term of this Agreement.

Exhibit 3 to this Agreement contains an example of the calculations pursuant to this Section 9.2.2.

9.2.3 Notice of Calculations. Seller shall calculate the * adjustment to the Base Price pursuant to Section 9.2.2 for each Contract Year and provide Notice to Buyer of the new Base Price to be applicable for such Contract Year prior to January 30 of such year. Seller’s Notice shall provide sufficient detail regarding how such calculations were made.

9.3 Taxes, Fees and Royalties. All taxes, fees and royalties are included in the Base Price other than any applicable state sales tax, which shall be to Buyer’s account. In the event that subsequent to the execution of this Agreement, a Governmental Authority makes a change in tax law that materially impacts the cost of producing and supplying Carbon, such as, without limitation, issuance of a new carbon tax, Seller shall so advise Buyer and provide substantiation of the cost impact as reasonably requested by Buyer. Seller and Buyer shall thereafter negotiate in good faith an equitable adjustment in the Base Price to account for such cost impact.

9.4 Annual Reconciliation of Carbon Purchase Quantity. Within thirty (30) Days after the end of each Contract Year, Seller shall total all deliveries of Carbon to Buyer and determine the annual quantity of Carbon actually delivered (the “Annual Delivered Amount”). If the Annual Delivered Amount is less than the Annual Minimum, as such amount may be adjusted in accordance with this Agreement, then Buyer shall pay to Seller the amount calculated by taking the difference between the Annual Minimum and the Annual Delivered Amount (the “Annual Shortfall”) and multiplying such amount by the Base Price(s) in effect for the Contract Year. If the first Contract Year after commencement of deliveries is not a full calendar year, the determination of the Annual Minimum shall be appropriately prorated to reflect the actual period of deliveries (e.g., if deliveries commence on July 1, then the Annual Minimum would be one-half the Annual Minimum specified in 4.2).

9.5 Rounding. Unless otherwise specifically provided by this Agreement, the values used to perform the calculations prescribed by this Agreement shall be rounded to three (3) decimal places. For invoicing purposes, the dollar amounts of charges and credits shall be rounded to the nearest cent. For purposes of adjusting values in accordance with this Section 9, the Adjustment Index shall be rounded to the nearest hundredth of an index point. The annual percentage changes for the Adjustment Index shall be rounded to the nearest hundredth of a percentage point. The Base Price adjusted pursuant to Section 9 shall be rounded to two (2) decimal places.

9.6 End of Term Reconciliation of Carbon Purchased Versus Carbon Purchase Commitment. Within thirty (30) Days after the end of the Term of this Agreement, Seller shall determine the actual quantity of carbon delivered to Buyer (the “Actual Carbon Purchase”) plus the quantity, if any, of Annual Shortfalls paid for by Buyer pursuant to 9.4 above for failure to meet Annual Minimums (collectively the Actual Carbon Purchase plus the quantity of all paid for Annual Shortfalls total the “Purchased Carbon”) and shall reconcile the Purchased Carbon against the quantity of the Carbon Purchase Commitment as such commitment may be adjusted as herein provided. Seller shall provide such determination to Buyer in writing within thirty (30) Days after the end of the Term. If the Purchased Carbon quantity is less than the Carbon Purchase Commitment (a “Purchase Deficit”), Buyer shall pay to Seller an amount equal to the Base Price times the Purchase Deficit ( the “Deficit Payment”). Such payment shall be Seller’s sole and exclusive remedy for Buyer’s failure to meet its Carbon Purchase Commitment, and Seller’s consequent loss of revenues. In the event that the Purchased Carbon exceeds the Carbon Purchase Commitment, the Parties shall have no further obligations to each other hereunder. To the extent that Seller has production capacity available at the end of the Term of this Agreement and Buyer has a

Purchase Deficit and/or has paid for Carbon that it has not taken, Buyer shall have the right, but not the obligation, to extend this Agreement by a period of twelve (12) months in order to take delivery of the amount of the Purchase Deficit and any Carbon paid for, but not taken; provided that Buyer provides Notice of such extension to Seller and makes the Deficit Payment within thirty (30) Days after the date when Seller notifies Buyer of the Purchase Deficit.

9.7 *. *, if Seller has executed or hereafter executes a carbon supply agreement for the sale of carbon from Seller’s Facility with a third party that is substantially equivalent in contract term and volumes to this Agreement and has a lower price per pound for carbon than as set forth in this Agreement (each, a “Third Party Agreement”), Buyer may elect to accept the price contained in the Third Party Agreement; provided, however, that in the event Buyer elects to accept the price contained in the Third Party Agreement, Sections 4, 9, 15 and 25 of this Agreement shall also be revised to be substantially equivalent to terms of the Third Party Agreement. * .

SECTION 10. INVOICING AND PAYMENT

10.1 Invoicing Procedures. Seller shall invoice Buyer monthly for deliveries under this Agreement. On or before the tenth (10th) Day of each month of a Contract Year, Seller shall send Buyer an invoice for all Carbon delivered to and accepted by Buyer during the preceding month priced in accordance with Article 9 and the Final Analysis as provided in Section 12 .

10.2 Payment Procedures. Buyer shall pay undisputed invoices by wire transfer within thirty (30) Days after the receipt of each monthly invoice. If Seller does not receive timely payment of undisputed amounts, then interest shall be charged at the prime rate in effect on that date (as set by the Chase Manhattan Bank of New York on ninety (90) Day commercial loans as of the date payment is due) plus one and one-half percent (1.5%), but in no event in excess of the highest rate allowed by Applicable Law.

10.3 Disputed Invoices. Buyer shall pay all invoices issued by Seller in accordance with this Section 10, except those portions of any invoice that Buyer formally disputes in a Notice to Seller, which Notice Buyer shall submit to Seller within fifteen (15) Days after receiving the invoice. Buyer shall pay all undisputed portions of each disputed invoice. The Parties shall make every reasonable effort to settle invoice disputes promptly through good faith negotiations. Payment of disputed amounts shall be made within ten (10) Days following the date of settlement. Thereafter, such amounts shall accrue interest at the late payment rate established pursuant to Section 10.2. Notwithstanding the foregoing, Buyer’s reasonable dispute of an invoice shall not constitute an Event of Default, nor constitute cause for Seller to delay or suspend performance under this Agreement.

SECTION 11. COMPLIANCE WITH LAWS

11.1 Construction. In performing this Agreement Buyer and Seller shall not knowingly violate any Applicable Laws; provided, however, that no such violation shall constitute an Event of Default by a Party unless it results in a material non-performance of the Party’s other performance obligations under this Agreement. Buyer and Seller shall interpret and construe this Agreement to achieve lawful results.

11.2 Severability. If any portion of this Agreement becomes or is determined by a Governmental Authority with jurisdiction to be illegal, Buyer and Seller shall modify that portion to correct the illegality. The illegality of any portion of this Agreement shall not affect the validity or the enforceability of the remainder of this Agreement.

SECTION 12. WEIGHING, SAMPLING, AND ANALYSIS

12.1 Procedures. Weighing, sampling, and analysis of the Carbon tendered for delivery shall be carried out in accordance with the provisions of this Section 12.

12.2 Duties to Sample Carbon. Seller shall collect samples at Seller’s Facility in accordance with the testing protocols set forth in Exhibits 1A and 1B. The sampling shall be conducted at Seller’s Facility and in a statistically reliable method that is in compliance with procedures approved by the American Society for Testing and Materials (“ASTM”). Seller shall, subject to the protocols set forth in Exhibits 1A and 1B, perform or cause to be performed an analysis of each lot or batch of Carbon produced by Seller to determine the characteristics of the Carbon (each, a “Seller Analysis”). The methods and procedures to be used in the sampling process and laboratory analysis shall be in compliance with those approved by the ASTM, or such other methods and procedures mutually agreed to in writing by the Parties. Unless Buyer requests a Referee Analysis pursuant to Section 12.5.3, the results of each Seller Analysis shall be deemed the final analysis and be binding as the analysis for determining whether the carbon meets the Specifications (the “Final Analysis”). If Buyer requests a Referee Analysis pursuant to Section 12.5.3, the results of such Referee Analysis shall be the Final Analysis. The foregoing notwithstanding, Buyer shall have the right at any time to conduct sampling and analysis of Carbon delivered to Buyer and if such testing reveals a discrepancy with the results obtained by Seller, the Parties shall confer and resolve any issues as set forth in Section 12.5.3.

12.3 Duties of Seller to Weigh Carbon.

12.3.1 Duty to Weigh; Use of Weighing Data. Seller shall weigh or cause to be weighed all Carbon at Seller’s Facility by using truck scales to obtain the inbound unloaded weight of such trucks delivering Carbon and then using the same truck scales to obtain the outbound unloaded weight of such trucks delivering Carbon. A representative of Buyer may be present at each weighing. The weight of Carbon thus determined shall be accepted as the pounds of Carbon to be used in determining the quantity of Carbon for which invoices are to be rendered and payments made in accordance with Section 10.

12.3.2 Inspection and Certification of Scales. Seller will have an independent scale inspector inspect, test, calibrate and certify the facility truck scales annually at its cost. A representative of Buyer may be present at the annual inspection, test and calibration. Buyer has the right at its cost to have an independent testing agency test the accuracy of Seller’s scales at reasonable intervals more frequently than annually, but not to exceed monthly unless the scales are found repeatedly to be out of calibration, in which case the scales may be tested as repeatedly requested by Buyer.

12.3.3 Seller’s Certification of Scales and Weights; Correction of Errors. Seller shall certify the scale readings and the weights indicated thereon shall be used for all pounds of Carbon under this Agreement. If as a result of any inspection by an independent scale inspector as provided for in Section 12.3.2, the scales are found to be in error in excess of normal scale tolerance, which is understood to be +/-0.5%, the scales shall be corrected and the pounds of Carbon for the period since the last scale inspection shall be adjusted either up or down, as the case may be, for 50% of any correction made to the scales and an appropriate credit or debit line item shall be included in the next regularly scheduled invoice.

12.4 Failure of Weighing, Sampling or Analytical Procedures.

12.4.1 Substitute Procedures. In the event Seller is unable for any reason to perform the Analyses or Seller is unable to perform the weighing required by this Agreement, the Parties shall act in good faith to agree on reasonable substitute procedures to be followed by Buyer. In the event the scales become inoperative, the weight of Carbon delivered during such period shall be determined by giving the methods of determination controlling effect in the following order: (i) the weight determined by Buyer by scales at Buyer’s Facility if Buyer weighs such shipments; (ii) the weight determined by government scales if such shipments are weighed during shipment; and (iii) the weight of the average unit deliveries during the preceding sixty (60) Day period multiplied by the number of units delivered but not actually weighed.

12.4.2 Inaccurate or Unreliable Sample or Seller Analysis. In the event that the sampling of Carbon by Seller or the Seller Analysis with respect to one or more truckloads was inaccurate or unreliable for any reason, Buyer’s analysis shall be used (subject to Section 12.5), if any, or if such analysis is not available, Seller shall certify the average of the Seller Analyses for the preceding and succeeding truckloads which are reliable and accurate and use this average in lieu of the data for any unit delivered determined to be unreliable or inaccurate.

12.5 Rights of Buyer and Seller in Weighing, Sampling and Analysis.

12.5.1 Results of Sampling and Analysis Binding. Subject to this Section 12, the reports of sampling made by Seller and the Seller Analysis shall be binding on the Parties for all purposes under this Agreement and the performances of the Parties under this Agreement shall be based on such reports and the Seller Analysis. Seller shall provide a certificate of analysis with respect to the Seller Analysis for each shipment.

12.5.2 Independent Analysis of Samples. Each representative unit sample collected for a Seller Analysis shall be divided into three parts, and two of these parts shall be stored in suitable containers at the testing facility for a period of at least thirty (30) Days. During such period Buyer may request the sample from any (or all) lot(s) and submit them for internal or independent analysis. Seller shall deliver to Buyer with each monthly invoice one part of such sample for purposes of independently evaluating the performance or verifying the Seller Analysis.

12.5.3 Referee Analysis. If Buyer’s analysis of a sample it has received pursuant to Section 12.5.2 or a sample it takes at Buyer’s Facility differ from the Seller Analysis that Seller performs pursuant to Section 12.2 by more than the ASTM standard for reproducibility and does not meet the Specifications, Buyer or Seller shall have the right to have the quality of the lot or batch of Carbon in question determined by an independent laboratory chosen jointly by Buyer and Seller (a “Referee Analysis”). The party exercising such right shall exercise it, if at all, within thirty (30) Days after it receives the part sample referenced in Section 12.5.2. The cost of the Referee Analysis shall be borne equally by each Party. Notwithstanding Section 12.5.1 and Section 12.2, such Referee Analysis shall be deemed the Final Analysis.

12.5.4 Observation of Sampling and Analysis. Each Party shall have the right to have a representative present at any and all weighing, sampling, and analysis procedures. Buyer or Seller and their representatives shall also have the right to test, inspect, and examine the performance of any equipment employed in these procedures at all reasonable times.

SECTION 13. RECORDS AND AUDITS

13.1 Record Review.

13.1.1 Records of Seller. Seller shall maintain books, records, documents and other evidence of all matters relating to its performance under this Agreement in accordance with generally accepted accounting practices. Seller shall submit to Buyer, upon Buyer’s written request, information in sufficient detail to support and document any invoices. Seller shall also allow Buyer access to Seller’s books, records, and documents (i) to the extent necessary to verify if the Threshold Event has occurred and when such event occurred and (ii) to the extent reasonably necessary to determine that Seller has performed its obligations under this Agreement in accordance with the terms hereof.

13.1.2 Records of Buyer. Buyer shall maintain books and records of all matters relating to its performance under this Agreement in accordance with generally accepted accounting practices. If Buyer makes a warranty claim against Seller or a claim that the Carbon does not meet the Specifications, Buyer shall submit to Seller, upon Seller’s written request, information reasonably related to Buyer’s warranty claim or claim that the Carbon does not meet the Specifications.

13.1.3 Overpayment or Underpayment. Should a record review performed by Buyer or Seller reveal an overpayment or underpayment, then the amount of the overpayment or underpayment shall promptly be paid to the Party to whom it is owed by the other Party with interest at the late payment rate specified by Section 10.2.

13.2 Timing of Record Review. Any invoices which are not contested by either Party within two (2) years from the date of receipt by Buyer shall be deemed to be correct and final and shall not thereafter be subject to record review.

SECTION 14. FORCE MAJEURE

14.1 Definition of Force Majeure. “Force Majeure” shall mean an event or condition that prevents or delays the performance by a Party of its obligations under this Agreement to the extent beyond the reasonable control, and without the fault or negligence, of the Party claiming relief, and which by the reasonable exercise of due diligence such claiming Party is unable to prevent or overcome. Force Majeure includes, but is not limited to, acts of God, fires, floods, explosions, electrical storms, windstorms, extremes of temperature, earthquakes, enactment of new Applicable Law or changes in Applicable Law, landslides, cave-ins, war, riot, terrorism, accident, embargoes, acts of the public enemy or sabotage, boycotts, terrorism, wars, and riots. In no event shall an Event of Force Majeure excuse or delay the payment of any amount owed by one Party to the other Party under this Agreement.

14.2 Effect of Force Majeure. If Force Majeure prevents either Party from performing any of its obligations under this Agreement, and if such Party gives to the other Party Notice of the Force Majeure (which Notice (i) shall identify the event of Force Majeure and, to the extent known, the expected length of time during which the event of Force Majeure will be in effect and the plan of the Party experiencing the Force Majeure to correct or remove it and (ii) be delivered promptly, but in no event later than ten (10) Days after the start of the Force Majeure event), then the obligations of the Party giving such Notice are excused to the extent made necessary by the Force Majeure and during its continuance, which time period shall be called the “Force Majeure Period.” However, an event of Force Majeure shall excuse the obligations of the notifying Party only to the extent that the Party takes all commercially reasonable actions necessary to overcome the Force Majeure with all reasonable dispatch. Only the Party suffering an event of Force Majeure may claim Force Majeure relief; provided however, that the other Party shall be excused during the Force Majeure Period from its obligations which depend upon the performance of the obligations excused by the Force Majeure. An attempt by the Party suffering an event of Force Majeure to perform its obligations notwithstanding the Force Majeure shall not constitute a waiver of the right to claim Force Majeure if such attempt proves unsuccessful. The Party affected by Force Majeure shall not be required to submit to unreasonable conditions or restrictions imposed by any Governmental Authority or acts of others such as strikes, lockouts or other industrial disturbances. In the event, and to the extent, a Force Majeure prevents Buyer from accepting Carbon, Buyer’s obligation to accept Carbon hereunder shall be postponed during the Force Majeure Period but Buyer shall remain liable for the full amount of the Carbon Purchase Commitment hereunder; provided that the Term in which to complete the Carbon Purchase Commitment shall be extended for a duration equal to the duration of the Force Majeure Period.

SECTION 15. EVENTS OF DEFAULT; REMEDIES

15.1 Event of Default. An event of default (an “Event of Default”) under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

15.1.1 Payment Default. Failure by either Party to pay or cause to be paid any undisputed amount that is due and payable under this Agreement and such failure continues for a period of ten (10) Days after Notice of such nonpayment is delivered to the defaulting Party.

15.1.2 Failure to Meet Milestone Schedules.

15.1.2.1 Failure by Seller to achieve the Financial Close Milestone on or before the applicable date set forth in Exhibit 4.

15.1.2.2 Failure by Seller to achieve the Early Supply Milestone on or before the applicable date set forth in Exhibit 4.

15.1.2.3 Failure by Seller to achieve any Milestone set forth in Exhibit 4 on or before the applicable date set forth in Exhibit 4, other than the Financial Close Milestone and the Early Supply Milestone.

15.1.3 Failure to Perform Material Provisions. Failure by either Party to perform fully any material provision of this Agreement other than as described in Sections 15.1.1, 15.1.2 and 15.1.4 and (a) such failure continues for a period of thirty (30) Days after Notice of such non-performance is delivered to the non-performing Party or (b) if such failure is not reasonably susceptible to cure within such thirty (30) Day period and the non-performing Party shall commence within such thirty (30) Day period and shall thereafter continuously proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) Days) as shall be necessary for such Party to cure the same with all due diligence.

15.1.4 Continued Failure to Supply. Notwithstanding the provisions of Section 15.2.1, it shall be an Event of Default if Seller fails to deliver Carbon at the rate reflected by the Annual Minimum and either (a) Buyer is required to rely on the cover remedy set forth in Section 15.2.1.1 for a cumulative nine-month period during the term of this Agreement or (b) the security posted by Seller pursuant to Section 25.2 is exhausted.

15.2 Remedies for Default and Event(s) of Default.

15.2.0 Early Termination. In the event this Agreement is terminated due to an Event of Default of Seller occurring on or prior to January 30, 2009, then Buyer’s damages shall be limited to the applicable amounts set forth in Exhibit 9.

15.2.1 Cover.

15.2.1.1 Buyer’s Cover Remedy. After January 30, 2009, in the event of a breach of the obligation by Seller to deliver Carbon for any month, and except for Buyer’s right to terminate pursuant to *, Buyer’s sole and exclusive remedy for Seller’s failure to deliver Carbon shall be recovery of the following: (i) payment by Seller to Buyer of an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard for Buyer and the Base Price, as adjusted in accordance with Section 9.2.2 and as further adjusted for * multiplied by the lesser of (x) the amount of Carbon that Seller failed to deliver and (y) the amount of Carbon actually purchased by Buyer utilizing the Cover Standard for Buyer; or (ii) in the event that Buyer has utilized the Cover Standard for Buyer to replace the Carbon, and no such replacement is available, or, if available, is not available in sufficient quantities to replace all of the Carbon that Seller failed to deliver, then, in addition to the amount payable pursuant to subparagraph (i), if any, Seller shall pay to Buyer $* per pound of Carbon multiplied by the amount of Carbon that Seller failed to deliver and which Buyer was unable to buy utilizing the Cover Standard for Buyer.

The amounts described in clauses (i) and (ii) above shall be payable within * after presentation of Buyer’s invoice, which shall set forth the basis upon which such amount was calculated. Notwithstanding the foregoing, the maximum liability of Seller under this Section 15.2.1.1 shall not exceed the limitation of liability set forth in Section 15.7.

15.2.1.2 Seller’s Cover Remedy. After January 1, 2009, in the event of a breach of the obligation by Buyer to take delivery of Carbon for any month, and except for Seller’s right to terminate as provided herein and Seller’s rights set forth in *, Seller’s sole and exclusive remedy for Buyer’s failure to accept delivery of Carbon shall be recovery of the following: (i) payment by Buyer to Seller of an amount equal to the positive difference, if any, between the sales price received by Seller utilizing the Cover Standard for Seller and the Base Price, as adjusted in accordance with Section 9.2.2 and as further adjusted for * multiplied by the amount of Carbon actually sold by Seller utilized the Cover Standard for Seller; or (ii) in the event that Seller has utilized the Cover Standard for Seller to sell the Carbon, and no such sale is available, or if available, was not available in sufficient quantities to replace all of the Carbon that Buyer failed to accept, then in addition to the amount payable pursuant to subparagraph (i), if any, Buyer shall pay to Seller the Base Price per pound of Carbon multiplied by the amount of Carbon that Buyer failed to accept and which Seller was unable to sell utilizing the Cover Standard for Seller. The amounts described in clauses (i) and (ii) above shall be payable within * after presentation of Seller’s invoice, which shall set forth the basis upon which such amount was calculated. * Notwithstanding the foregoing, the maximum liability of Buyer under this Section 15.2.1.2 shall not exceed the limitation of liability set forth in Section 15.7.

“Cover Standard for Buyer” as referred to in Section 15.2.1.1, shall mean that if there is an unexcused failure by Seller to deliver any quantity of Carbon pursuant to this Agreement, then Buyer shall use commercially reasonable efforts to obtain carbon at a price reasonable for the delivery area, as applicable, consistent with the amount of notice provided by Seller, the immediacy of Buyer’s Carbon consumption needs, the quantities involved and the anticipated length of failure by Seller.

“Cover Standard for Seller” as referred to in Section 15.2.1.2, shall mean that if there is an unexcused failure by Buyer to accept any quantity of Carbon pursuant to this Agreement, then Seller shall use commercially reasonable efforts to sell Carbon intended for Buyer’s use at a price reasonable for the delivery area, as applicable, consistent with the amount of notice provided by Buyer, the quantities involved and the anticipated length of failure by Buyer; provided, however, that only quantities of carbon resold by Seller solely for purposes of effecting cover pursuant to Section 15.2.1.2 shall be included in the amount referenced in Section 15.2.1.2 and any quantities of carbon otherwise sold, or to be sold, by Seller to third parties notwithstanding Seller’s attempt to cover shall not be included in such amount.

15.2.2 Termination Rights. Upon the occurrence and during the continuation of the events specified below, the Parties shall have the respective right to terminate as specified below:

15.2.2.1 upon thirty (30) Days advance Notice by Buyer to Seller, if the Event of Default is an Event of Default under Section 15.1.2.1 (Financial Close Default), unless the Event of Default is cured within such thirty (30) Day period; provided, however, that in the event that Seller reasonably concludes that Financial Close cannot be achieved by January 30, 2009 despite Seller’s best efforts, Seller shall have the right to terminate this Agreement by advance Notice to Buyer sent no later than December 31, 2008 and in such event Seller shall pay the agreed liquidated damages set forth in Exhibit 9;

15.2.2.2 upon five (5) Days advance Notice following the expiration of the applicable cure period set forth in Exhibit 4 by Buyer to Seller, if the Event of Default is an Event of Default under Section 15.1.2.2 (Early Supply Default), unless the Event of Default is cured within the applicable cure period set forth in Exhibit 4; provided, however, that (a) such termination shall only be a partial termination for the Early Supply quantities and shall not be a termination for any quantities other than such Early Supply quantities and (b) other than such termination, Buyer’s sole and exclusive remedy for such Event of Default shall be the cover remedy set forth in Section 15.2.1.1 for such non-supply of the Early Supply quantities;

15.2.2.3 upon five (5) Days advance Notice following the expiration of the applicable cure period set forth in Exhibit 4 by Buyer to Seller, if the Event of Default is an Event of Default under Section 15.1.2.3 (Other Milestone Default), unless the Event of Default is cured within the applicable cure period set forth in Exhibit 4;

15.2.2.4 upon ten (10) Days advance Notice by the non-defaulting Party to the defaulting Party, if the Event of Default is an Event of Default under Section 15.1.1 (Payment Default), unless the Event of Default is cured within such ten (10) Day period;

15.2.2.5 upon fifteen (15) Days advance Notice by Buyer to Seller, if the Event of Default is an Event of Default under Section 15.1.4 (Continued Failure to Supply), unless the Event of Default is cured within such fifteen (15) Day period;

15.2.2.6 upon thirty (30) Days advance Notice by either Party to the other when a Force Majeure is not corrected or removed within one (1) year.

15.3 Extension of Cure Periods. Seller shall have the right, but not the obligation, to extend the cure periods set forth in Sections 15.2.2.2 (Early Supply Default) and 15.2.2.3 (Other Milestone Default) for up to one hundred eighty (180) Days, if, in addition to the Seller’s Letter of Credit in the amount set forth in Section 25.2, Seller shall increase the amount of such Seller’s Letter of Credit (or in lieu thereof provide an additional letter of credit) to secure Seller performance hereunder for the additional delay to reflect Buyer’s reasonable anticipated cost of cover caused by such delay. If the actual amount of such anticipated cost of cover cannot be determined to a reasonable certainty, the parties agree that such amount shall be assumed to be $* per Day for each Day of delay for Early Supply delays and $* per Day for each Day of delays in deliveries scheduled to begin in the first quarter of 2010.

15.4 Specific Performance. Each of the Parties shall have the right to bring actions for specific performance of the obligation of Buyer to take and pay for Carbon and the obligation of Seller to sell and deliver Carbon provided, however, that: (a) Buyer may require specific performance of Seller’s Carbon delivery obligation only to the extent that Buyer is unable to obtain sufficient quantities of Carbon to cover quantities Seller committed to deliver as set forth in clause (ii) of Section 15.2.1.1 and Buyer chooses not to accept the specified liquidated damage amount set forth in such clause; and *.

15.5 Waiver of Breach. Either Party may waive a breach by the other Party, provided that any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that Buyer or Seller may have with respect to any other or future breach.

15.6 Seller’s Right to Suspend Deliveries. If at any time during the continuation of an Event of Default under Section 15.1.1 (Payment Default) on the part of Buyer has occurred and is continuing, then until the date such Event of Default is cured Seller may suspend deliveries of Carbon hereunder upon two (2) Business Days’ prior Notice to Buyer. If such Event of Default continues after such two (2) Business Day period, Seller’s suspension will become effective. If the suspension continues for more than ten (10) Days, then, notwithstanding the subsequent remedy of such Event of Default, Seller shall not be required to resume deliveries of Carbon hereunder for a reasonable period of time taking into account alternative supply arrangements and operational considerations that Seller may have undertaken as a result of such Buyer non-performance; provided, however, that in no event shall Seller take longer than thirty (30) Days following the date such Event of Default is cured to resume deliveries.

15.7 Limitation of Liabilities. Except as specifically provided in this Agreement, neither Party shall be liable to the other Party for any punitive, special, incidental or consequential damages based upon breach of any warranty or of contract, negligence or any other theory of legal liability arising under or out of this Agreement. Except for each Party’s right to terminate as herein provided, or in the alternative, its right to demand specific performance pursuant to Section 15.4, the Parties acknowledge that (a) the damages incurred by Buyer under this Agreement for Seller’s failure to deliver Carbon hereunder shall be limited to Seller’s cover obligation as set forth in Section 15.2.1.1 and (b) the damages incurred by Seller under this Agreement for Buyer’s failure to accept delivery of Carbon hereunder shall be limited to Buyer’s cover obligation as set forth in Section 15.2.1.2. In any event, neither Party’s liability hereunder for any nonperformance or breach of contract shall exceed an amount equal to the Carbon Purchase Commitment multiplied by the Base Price per pound of Carbon; provided, however, that if this Agreement is terminated for any reason in accordance with the terms hereof prior to the commencement of Carbon deliveries from Seller’s Facility, neither Party’s liability hereunder shall exceed in the aggregate $10,000,000. Notwithstanding anything to the contrary herein, (a) each Party’s damages in connection with any termination of this Agreement prior to January 30, 2009 shall be limited to the applicable amounts set forth in Exhibit 9, and (b) in the case of an Event of Default under Section 15.1.2.2 (Early Supply Default), Buyer shall only be permitted to terminate this Agreement with respect to Early Supply quantities and such termination shall not apply to any other portion of the Carbon Purchase Commitment.

15.8 * Seller shall, at Buyer’s expense and request, execute or cause the execution of any mutually agreeable documentation reasonably requested by Buyer in order to effectuate the foregoing.

SECTION 16. CHOICE OF LAW

16.1 Choice of Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR

RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. THE PARTIES MUTUALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN DALLAS COUNTY, TEXAS AND AGREE THAT ANY ACTION, SUIT OR PROCEEDING CONCERNING, RELATED TO OR ARISING OUT OF THIS AGREEMENT AND THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS AND THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS. THE PARTIES MUTUALLY AGREE THAT THIS AGREEMENT IS A “MAJOR TRANSACTION” WITHIN THE MEANING OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE § 15.020 AND AS SUCH AGREE THAT ANY ACTION OR SUIT ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN DALLAS COUNTY, TEXAS, AND VENUE SHALL BE IN DALLAS COUNTY, DALLAS, TEXAS.

The Parties acknowledge and agree that all implied rights relating to financial assurances arising from Section 2-609 of the Uniform Commercial Code (as contained in the Texas Business and Commerce Code) or applicable case law applying similar doctrines are hereby waived.

SECTION 17. ASSIGNMENTS AND COOPERATION WITH FINANCING

17.1 Assignment Not Allowed. Except as provided in this Section 17, neither Buyer nor Seller shall assign any rights or obligations under this Agreement unless the other Party consents thereto in writing, which consent shall not be unreasonably withheld, conditioned, or delayed.

17.2 Assignment to Affiliate. Either Party, without the consent of the other Party, may assign rights or delegate obligations under this Agreement, in whole or in part, upon thirty (30) Days’ prior Notice to the other Party, to an Affiliate who assumes the obligations delegated under this Agreement. A Party that assigns rights or delegates obligations to an Affiliate shall do so in writing, and shall provide a copy of such writing to the other Party. In all circumstances, the Party who initiates an assignment or delegation shall remain liable to the other Party for its Affiliate’s full performance of the assigning Party’s obligations under this Agreement.

17.3 Assignment for Financing. Seller may, without consent of Buyer, assign this Agreement as security in connection with any Financing.

17.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective, authorized successors and assigns.

17.5 Cooperation with Financing. Seller contemplates obtaining debt financing for all or part of the cost of Seller’s Facility consisting of one or more construction or permanent loans to be secured by all or a portion of Seller’s Facility and its rights under this Agreement and certain equity contributions from the shareholders of Seller (together, the “Financing”). In the event Seller applies for or obtains any Financing or any refinancing thereof, Buyer shall promptly execute or consent to a consent and agreement in form and substance reasonably satisfactory to Buyer and Seller, including any additional terms or provisions reasonably requested by any participant in the Financing (a “Financing Participant”) that do not impose additional liability or cost on Buyer or diminish its rights hereunder, and other similar documents, including but not limited to any amendments to this Agreement, reasonably required by any Financing Participant in connection with such Financing or refinancing thereof.

SECTION 18. CONFIDENTIALITY

Each Party shall maintain as confidential all provisions of this Agreement that pertain to the quality, pricing and escalation of the pricing of Carbon, and all business records relating to the negotiation of this Agreement and the Parties’ performance of their respective obligations hereunder. Notwithstanding the foregoing, each Party may disclose such information to its employees who have a need to know and to its board of directors or other internal governing body, Affiliates, independent auditors, bankers, brokers, consultants, Financing Participants and advisors, provided that such persons agree with such Party (and such Party remains obligated to the other Party for any breach thereof by such persons) to the same confidentiality obligations contained in this Agreement. Except as otherwise expressly provided in this Section 18, neither Buyer nor Seller shall make public the existence of this Agreement, the term of this Agreement, or the pounds of Carbon covered by this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed. Buyer and Seller acknowledge specifically that this provision shall not prohibit the disclosure of confidential information:

(i)	to an independent firm of Certified Public Accountants for the purpose of auditing and verifying price calculations under or pursuant to this Agreement;

(ii)	to consultants and contractors performing work related to this Agreement who agree in writing to protect the confidentiality of such information as and to the extent provided in this Agreement; and

(iii)	as required by applicable SEC rules and regulations.

In the foregoing situations, the Party disclosing information shall comply with any specific confidentiality requirement(s) imposed by this Agreement, shall notify the other Party as soon as practicable prior to disclosure, and shall otherwise take reasonable measures to limit the disclosure of confidential information in a manner consistent with Applicable Law. Such measures shall include, as appropriate and permitted by Applicable Law, filing documents under seal, redacting specific pricing information from disclosed documents, and disclosing documents subject to court-approved protective orders.

If the Party receiving information hereunder or any of its representatives are requested or required to disclose any information pursuant to a subpoena, court order, civil investigative demand or similar judicial process or other oral or written request issued by a court of competent jurisdiction or by an international, national, state or local governmental or regulatory body, the receiving party will provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party or any of its representatives may seek an appropriate protective order or other appropriate remedy or waive compliance. If such order or other remedy is not obtained, or the disclosing party waives compliance with the provisions of this Agreement, the receiving party or its representatives, as the case may be, will disclose only that portion of the information which it is advised by counsel it is legally required to so disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

SECTION 19. NOTICES

19.1 General Notices. Except as otherwise specifically provided by this Agreement, any notice provided for pursuant to this Agreement or given or made in connection with this Agreement shall be in writing and shall be deemed properly and sufficiently given or made if delivered in person with receipt acknowledged in writing by the recipient, or sent by registered or certified mail return receipt requested, to the respective Parties at the addresses specified below:

If to Seller, addressed to:

ADA-ES, Inc.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120-4525

Attention: Jean Bustard, COO

With a copy to:

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, New Jersey 08648

Attention: Jonathan Lagarenne, Esq.

If to Buyer, addressed to:

Luminant Generation Company LLC

500 North Akard Street

Dallas, Texas 75201

Attention: General Counsel

With a copy to:

Luminant Generation Company LLC

500 North Akard Street

Dallas, Texas 75201

Attention: Director Strategic Sourcing

19.2 Effectiveness. No notice is effective unless it is given or made in compliance with Section 19.1. Notices given or made in compliance with Section 19.1 are effective as of the time of delivery to or receipt by the Party to whom the notice is addressed.

19.3 Changes in Persons and Addresses. The persons or address of any Party to which notice shall be given pursuant to this Agreement may be changed at any time pursuant to this Section 19.3 by giving notice to the other Party.

SECTION 20. WAIVERS

The failure of either Party to require strict performance of any provision of this Agreement by the other Party, or the forbearance to exercise any right or remedy under this Agreement, shall not be construed as a waiver by such Party of the right to require strict performance of any such provision or the relinquishment by such Party of any such right or remedy it might have with respect to any subsequent breach of such provisions. All waivers shall be signed in writing, designated a waiver, and signed by the waiving Party, and shall recite the rights waived.

SECTION 21. HEADINGS AND SECTION NUMBERS—CONSTRUCTION

21.1 Headings Not to Affect Construction. The headings of the sections of this Agreement are inserted for convenience only and shall have no effect on the construction, interpretation, or meaning of this Agreement.

21.2 References to Section Numbers. All references in this Agreement to a section of this Agreement will be interpreted to refer to the entire section, including subsections. For example, a reference to Section 1, Defined Terms, refers not only to the introductory text on Section 1, but also to all of the subsections of Section 1.

SECTION 22. AMENDMENTS

Any and all amendments, supplements, and modifications to this Agreement shall be effective only if in writing and signed by the Parties.

SECTION 23. COMPLETE AGREEMENT

This Agreement is the complete and total expression of all agreements, contracts, covenants, and other promises between Seller and Buyer related to the sale of Carbon to Buyer.

SECTION 24. COUNTERPARTS

Buyer and Seller may execute this Agreement in two or more counterparts, each of which shall constitute an original document and all of which taken together shall constitute a single Agreement.

SECTION 25. SECURITY

25.1 Seller Guarantee. Prior to or concurrently with the execution and delivery of this Agreement, Seller shall procure a parent company guarantee from ADA-ES, Inc. guaranteeing Seller’s performance hereunder in a form as specified in Exhibit 6 hereto. This parent guarantee (a) shall be replaced by a $1 million letter of credit in the form set forth in Exhibit 7A1 to cover the early termination liquidated damages set forth in Exhibit 9 no later than January 15, 2009 and (b) shall expire upon Financial Close and the posting of the Seller’s Letter of Credit as set forth below in Section 25.2.

25.2 Seller’s Letter of Credit.

Within five (5) business days after Financial Close, Seller shall deliver to Buyer, as collateral for the full performance by Seller of all of its obligations under this Agreement and for all losses and damages Buyer may suffer as a result of any default by Seller under this Agreement, a standby, unconditional, irrevocable, transferable letter of credit (the “Seller’s Letter of Credit”) in the form of Exhibit 7A2 hereto and containing the terms required therein, in the face amount of Ten Million Dollars ($10,000,000.00) (the “Seller’s Letter of Credit Amount”), naming Buyer as beneficiary, issued (or confirmed) by a financial institution rated at least A3 by Moody’s Investor Services, Inc. and at least A- by Standard and Poor’s Ratings Group, Inc., permitting multiple and partial draws thereon. Seller shall cause the Seller’s Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Seller’s Letter of Credit Amount as reduced for drawings through the Term of this Agreement. If the Seller’s Letter of Credit held by Buyer expires during the Term of this Agreement (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Seller shall deliver a new Seller’s Letter of Credit or certificate of renewal or extension to Buyer not later than thirty (30) Days prior to the expiration date of the Seller’s Letter of Credit then held by Buyer. Any renewal or replacement Seller’s Letter of Credit shall comply with all of the provisions of this Section 25.2, shall be irrevocable and transferable and shall remain in effect (or be automatically renewable) through December 31, 2014 (the “Final LC Expiration Date”) upon the same terms as the expiring Seller’s Letter of Credit or such other terms as may be acceptable to Buyer in its sole discretion.

Buyer shall have the right to draw upon the Seller’s Letter of Credit, in whole or in part, at any time and from time to time in accordance with the terms thereof.

Buyer shall have the right to draw upon the Seller’s Letter of Credit, in whole or in part, at any time and from time to time if the Seller’s Letter of Credit held by Buyer expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Seller fails to deliver to Buyer, at least thirty (30) Days prior to the expiration date of the Seller’s Letter of Credit then held by Buyer, a renewal or substitute Seller’s Letter of Credit that is in effect and that complies with the provisions of this Section 25.2.

No condition or term of this Agreement shall be deemed to render the Seller’s Letter of Credit conditional to justify the issuer of the Seller’s Letter of Credit in failing to honor a drawing upon the Seller’s Letter of Credit in a timely manner. Seller hereby acknowledges and agrees that Buyer is entering into this Agreement in material reliance upon the ability of Buyer to draw upon the Seller’s Letter of Credit upon the occurrence of any Event of Default by Seller under this Agreement or upon the occurrence of any of the other events described above in this Section 25.2.

25.3 Buyer’s Letter of Credit

Concurrently with Seller’s delivery of a letter of credit in accordance with Section 25.2 above, Buyer shall deliver to Seller, as collateral for the full performance by Buyer of all of its obligations under this Agreement and for all losses and damages Seller may suffer as a result of any default by Buyer under this Agreement, a standby, unconditional, irrevocable, transferable letter of credit (the “Buyer’s Letter of Credit”) in the form of Exhibit 7B hereto and containing the terms required therein, in the face amount of Ten Million Dollars ($10,000,000.00) (the “Buyer’s Letter of Credit Amount”), naming Seller as beneficiary, issued (or confirmed) by a financial institution rated at least A3 by Moody’s Investor Services, Inc. and at least A- by Standard and Poor Ratings Group, Inc., permitting multiple and partial draws thereon. Buyer shall cause the Buyer’s Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Buyer’s Letter of Credit Amount as reduced for drawings through the Term of this Agreement. If the Buyer’s Letter of Credit held by Seller expires during the Term of this Agreement (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Buyer shall deliver a new Buyer’s Letter of Credit or certificate of renewal or extension to Seller not later than thirty (30) Days prior to the expiration date of the Buyer’s Letter of Credit then held by Seller. Any renewal or replacement letter of credit shall comply with all of the provisions of this Section 25.3, shall be irrevocable, and transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Seller in its sole discretion.

Seller shall have the right to draw upon the Buyer’s Letter of Credit, in whole or in part, at any time and from time to time as set forth in accordance with the terms thereof.

Seller shall have the right to draw upon the Buyer’s Letter of Credit, in whole or in part, at any time and from time to time if the Buyer’s Letter of Credit held by Seller expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Buyer fails to deliver to Seller, at least thirty (30) Days prior to the expiration date of the Buyer’s Letter of Credit then held by Seller, a renewal or substitute Buyer’s Letter of Credit that is in effect and that complies with the provisions of this Section 25.3.

No condition or term of this Agreement shall be deemed to render the Buyer’s Letter of Credit conditional to justify the issuer of the Buyer’s Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Buyer hereby acknowledges and agrees that Seller is entering into this Agreement in material reliance upon the ability of Seller to draw upon the Buyer’s Letter of Credit upon the occurrence of any Event of Default by Buyer under this Agreement or upon the occurrence of any of the other events described above in this Section 25.3.

SECTION 26. INDEMNITY

Subject to limitations of liability provided in this Agreement and to the extent associated remedies are specified, the Parties agree to the following:

26.1 Buyer agrees to and will defend, protect, indemnify and hold harmless Seller Group from and against all claims, losses, expenses, damages, demands, judgments, causes of action, suits, and liability in tort, contract, or any other basis and of every kind and character whatsoever (hereinafter in this and the following paragraphs collectively referred to as “Claims”), arising out of or incident to, directly or indirectly, this Agreement to the extent such Claims are caused by, or attributable to, the negligence, or other fault of any nature, of any member of Buyer Group.

26.2 Seller agrees to and will defend, protect, indemnify and hold harmless Buyer Group from and against all Claims arising out of or incident to, directly or indirectly, this Agreement, to the extent such Claims are caused by, or attributable to the negligence, or other fault of any nature, of any member of Seller Group.

26.3 Seller represents and warrants that it is the owner or licensee of all proprietary information and technology used in the manufacture of Carbon, specifically including all trade secret and confidential information related to the production of Carbon. Seller further represents and warrants that its rights in the proprietary information and technology used in the manufacture the Carbon, specifically including all trade secret and confidential information related to the production of the Carbon, are not violative of the rights of any third party, specifically including Norit Americas, Inc. Seller agrees to indemnify, defend and hold harmless Buyer Group against any and all claims and to pay any damages awarded based on allegations which, if true, would constitute a breach of the foregoing representations and warranties. *.

26.4 To the extent necessary to permit either party to enforce any term, clause or condition of this Agreement, each party agrees that with respect to any Claims brought against either party, each party will and does hereby waive as to the other any defense it may have by virtue of the workers’ compensation laws of any state.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in their respective corporate names as of the 3rd day of September, 2008.

SELLER

Red River Environmental Products, LLC

By:	/s/ C. Jean Bustard
Name:	C. Jean Bustard
Title:	Chief Operating Officer

BUYER

Luminant Generation Company LLC

By:	/s/ Charles R. Enze
Name:	Charles R. Enze
Title:	CEO, Generation Construction

EXHIBIT 1

Carbon Specifications

Specifications and Typical Properties

Product Name	Power PAC PREMIUM
Description	Bromine-enhanced powdered activated carbon
Product Specifications
Moisture	*
Size	*
Typical Properties
Tap Density	*
Surface Area	*
Iodine Number	*
Percent Active Chemical	*
Ignition Temperature	*

*

1

EXHIBIT 1A

Manufactured Carbon

Sampling and Testing Protocols

*

2

EXHIBIT 1B

Processed Carbon

Sampling and Testing Protocols

*

3

EXHIBIT 2

Carbon Purchase Commitment

Commitment:	*
Volume commitment

Date:	*

Annual Commitment:	Projected usage schedule to be determined and assigned in the format below:

Schedule Ranges:

	2009	2010	2011	2012	2013	2014	Total
Low Demand Projection Scenario (Based on *)	*	*	*	*	*	*	*
Low Demand Scenario Incorporating -*% Annual Minimum Tolerance (See Note 4)	*	*	*	*	*	*
High Demand Projection Scenario (Based on *)	*	*	*	*	*	*	*
High Demand Scenario Incorporating +*% Annual Maximum Tolerance (See Note 5)	*	*	*	*	*	*

Early Supply Ranges:

	2009	1Q 2010	Total
Low Demand Projection Scenario (Based on *)	*	*	*
Low Demand Scenario Incorporating -*% Annual Minimum Tolerance (See Note 4)	*	*	*
High Demand Projection Scenario (Based on *)	*	*	*
High Demand Scenario Incorporating +*% Annual Maximum Tolerance (See Note 5)	*	*	*

4

Notes:

1)	Units of measure for above projection ranges are pounds.

2)	Ranges provided above are for informational purposes only, and establish the annual parameters for projected commitment levels to be provided on or before*.

3)	Pursuant to Section 4 of the Agreement, Buyer shall provide Annual Nomination to Seller sixty (60) days prior to each Contract Year.

4)	In accordance with Section 4 of the Agreement, *% tolerance calculation applied to low demand scenario to reflect lowest possible demand parameter for specified Contract Year. If realized, Buyer would increase Annual Nominations in subsequent years consistent with achieving minimum commitment of * pounds.

5)	In accordance with Section 4 of the Agreement, *% tolerance calculation applied to high demand scenario to reflect highest possible demand parameter for specified Contract Year. If realized, Buyer would decrease Annual Nominations in subsequent years consistent with achieving maximum commitment of * pounds.

6)	Buyer and Seller agree to establish cap on 2009 delivery requirement not to exceed * pounds. If 2009 cap is realized, maximum commitment over term of the contract would be equitably reduced to * pounds.

5

EXHIBIT 2A

Call Option Commitment

Contract Year	2010	2011	2012	2013	2014
Maximum Increase Amount	*	*	*	*	*

6

EXHIBIT 3

Base Price

*

7

EXHIBIT 4

Milestones

Milestone	Milestone Date	Actual Date(1)	Cure Period (in Days)
*	*	*	*
*	*	*	*
*	*	*	*
*	*	*	*
*	*	*	*
*	*	*	*
*	*		*
*	*		*
*	*	*	*
*	*		*
*	*		*
*	*		*
*	*		*
*	*		*
*	*		*
*	*		*
*	*		*

(1)	*

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EXHIBIT 5

Cost Methodology for Delivery of Carbon to Buyer’s Facility

Delivery:	Carbon shipped from Seller’s Facility or otherwise from Coushatta, Louisiana will be shipped with freight prepaid and added.

Source Location:	If Carbon is sourced from a location other than Seller’s Facility or otherwise in Coushatta, Louisiana, freight will be calculated at the lesser of (1) actual freight charges and (2) freight charges as if such Carbon were delivered from Seller’s Facility or otherwise in Coushatta, Louisiana.

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EXHIBIT 6

Form of Parent Guarantee

PARENT COMPANY GUARANTEE

This Guarantee given and delivered by ADA-ES, Inc., with a principal address of 8100 SouthPark Way, Littleton, CO 80120, herein called “Guarantor,” to Luminant Generation Company LLC, herein called “Buyer,” with respect to Carbon Supply Agreement, dated as of September 3, 2008 (herein called “Supply Agreement”), between Buyer and Red River Environmental Products, LLC (herein called “Affiliate”) for the supply of powdered activated Carbon (as defined in the Supply Agreement).

WITNESSETH

That in order to induce Buyer to enter into the Supply Agreement with Affiliate, an affiliated company of Guarantor, and in consideration of Buyer entering into the Supply Agreement with Affiliate, the Guarantor has determined that executing this Guarantee is in its interest and to its financial benefit and it is hereby agreed as follows:

1.	Guarantor, for itself, its successors and permitted assigns, hereby irrevocably and unconditionally guarantees, jointly and severally, to Buyer, its successors and permitted assigns, as primary obligor and not as surety, the full and faithful performance by Affiliate, its successors and assigns of each and every one of the terms, provisions, conditions, obligations and agreements on the part of Affiliate to be made, carried out, performed or observed as provided in the Supply Agreement.

2.	If at any time default is made by Affiliate in the performance of any of the terms, provisions, conditions, obligations and agreements or in any other matter or thing pertaining to the Supply Agreement or in the payment of any sums payable pursuant thereto which are to be made, carried out, performed, paid or observed by Affiliate, Guarantor will well and truly perform, or cause to be so performed, such terms, provisions, conditions, obligations and agreements and such other matter or thing pertaining to the Supply Agreement including the payment on demand of any sums payable pursuant thereto. Except as provided in and subject to the terms of this Guarantee, any monies which are payable by Affiliate pursuant to the Supply Agreement which may not be recoverable from Affiliate shall nevertheless be recoverable by Buyer from Guarantor as if Guarantor were principal debtor. All payments by Guarantor hereunder shall be made in full, without set-off or counterclaim and free and clear of any deductions or withholdings in immediately available, freely transferable, cleared funds to the account of Buyer as notified to Guarantor by Buyer.

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3.	Guarantor’s aggregate obligations under this Guarantee shall be limited to $1 million.

4.	Guarantor agrees that its obligations hereunder shall not be discharged nor shall they be affected by reason of: (i) any legal limitations, disabilities, incapacities or want of powers on the part of Affiliate to enter into the Supply Agreement; or (ii) the invalidity or unenforceability of the obligations of Affiliate under the Supply Agreement arising from or related to the liquidation, winding up or dissolution of Affiliate; or (iii) the appointment of or acts of a receiver or liquidator on behalf of Affiliate (including, without limitation, the ability of any liquidator of Affiliate to disclaim obligations of Affiliate arising under the Supply Agreement).

5.	Guarantor covenants and agrees with Buyer, its successors and permitted assigns that (i) waiver by Buyer of any of the terms, provisions, conditions, obligations and agreements of the Supply Agreement, (ii) any modification or changes to the Supply Agreement, (iii) the giving of any consent to an assignment or the making of any assignment of the Supply Agreement and (iv) the granting of extensions of time to Affiliate, its successors and permitted assigns may all or any of them be made and done without notice to Guarantor and without in any way affecting, changing or releasing Guarantor from its obligations given under this Guarantee, and such changes or extensions of time may be granted, such waiver and consents may be given and such modifications and assignments may be made without notice to or the consent of Guarantor and without impairing the obligations of the Guarantee hereby given.

6.	Buyer may enforce this Guarantee without first making demand on, or taking any proceeding against, Affiliate or resorting to any other security, guarantee or other means of payment and no action (or inaction) by Buyer in respect of any such security, guarantee or other means of payment shall prejudice or affect Buyer’s rights under this Guarantee. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein.

7.	Subject to the terms of this Guarantee, the Guarantor shall have all of the contractual protections, limitations, exclusions and rights which Affiliate has under the Supply Agreement.

8.	If a demand, in accordance with this Guarantee, is made upon the Guarantor and the Guarantor duly and properly performs the obligations of Affiliate then, to that extent only, Affiliate shall be released from such obligations by the Buyer.

9.	This Guarantee shall expire upon final fulfillment by Affiliate of all its obligations under the Supply Agreement.

10.	On notice to the Guarantor, this Guarantee may be assigned by Buyer to any legal entity or entities to whom Buyer’s rights and/or obligations under the Supply Agreement are assigned.

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11.	Guarantor represents and warrants that:

(a) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b) It has the power and authority and legal right to execute and deliver this Guarantee and to perform its obligations hereunder. The execution and delivery by it of this Guarantee and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms.

(c) Neither the execution and delivery by it of this Guarantee, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its subsidiaries or (ii) its articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it is bound, or conflict with or constitute a default thereunder. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it or any of its subsidiaries, is required to be obtained by it or any of its subsidiaries in connection with the execution and delivery of this Guarantee or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guarantee.

12.

This Guarantee is governed by, and shall be construed in accordance with, the laws of the state of Texas without reference to the conflict of laws rules thereof. This Guarantee is intended to be fully enforceable in accordance with its terms and constitutes a guarantee of Affiliate’s obligations and liabilities arising out of or in connection with the Supply Agreement. In the event that any issue, matter or dispute arises under the Supply Agreement which is resolved under the Supply Agreement, including any issue, matter or dispute which is resolved in accordance with the dispute resolution provisions under the Supply Agreement,

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such issue, matter or dispute shall be deemed to have been conclusively determined for the purpose of this Guarantee and neither party to this Guarantee will thereafter take any steps to argue that such issue, matter or dispute should be resolved under this Guarantee in any different manner from the resolution under the Supply Agreement and the parties waive any right to do so.

13.	TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTEE, SHALL BE TRIED AND LITIGATED ONLY IN THE COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS. THE PARTIES, TO THE EXTENT THEY MAY LEGALLY DO SO, WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS ARTICLE AND STIPULATE THAT THE COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATED TO THIS GUARANTEE. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE. EACH PARTY AGREES THAT IT WILL NOT FILE ANY MOTION OR ASSERT ANY DEFENSE IN ANY SUCH PROCEEDING THAT IS INCONSISTENT WITH THE FOREGOING AGREEMENTS, WAIVERS, CONSENTS OR STIPULATIONS. AS OF THE EFFECTIVE DATE OF THIS GUARANTEE.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Guarantor has executed this Guarantee this 9th day of September, 2008.

Signed:	/s/ C. Jean Bustard
Name:	C. Jean Bustard
Title:	Chief Operating Officer

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EXHIBIT 7A1

Form of Seller’s $1 Million Letter of Credit

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT	OUR NO.

APPLICANT

BENEFICIARY Luminant Generation Company LLC	AMOUNT U.S. $1,000,000 EXPIRY June 15, 2009

GENTLEMEN:

BY ORDER OF OUR CLIENT,                                                                  FOR THE ACCOUNT OF                                              , WE HEREBY ESTABLISH OUR IRREVOCABLE LETTER OF CREDIT NO.                                              IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF ONE MILLION DOLLARS ($1,000,000), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER,                                                                                                                                               , AND EXPIRES WITH THEIR CLOSE OF BUSINESS ON                                                                      .

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FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, MENTIONING THEREON OUR LETTER OF CREDIT NO.                                      AND ACCOMPANIED BY THE FOLLOWING:

A WRITTEN STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OR OFFICER OF THE BENEFICIARY READING AS FOLLOWS:

“WE HEREBY CERTIFY THAT RED RIVER ENVIRONMENTAL PRODUCTS, LLC (“SELLER”) IS IN BREACH OF SECTION              OF THE CARBON SUPPLY AGREEMENT DATED AS OF                              BETWEEN SELLER AND THE BENEFICIARY (THE “SUPPLY AGREEMENT”) AND HAS FAILED TO CURE SUCH BREACH AND THE BENEFICIARY IS ENTITLED TO DRAW ON THIS STANDBY LETTER OF CREDIT NO.                              UNDER THE PROVISIONS OF SECTION              OF THE SUPPLY AGREEMENT.”

THE AMOUNT, WHICH MAY BE DRAWN BY YOU UNDER THIS LETTER OF CREDIT, SHALL BE AUTOMATICALLY REDUCED BY THE AMOUNT OF ANY DRAWINGS PAID THROUGH THE ISSUING BANK REFERENCING THIS LETTER OF CREDIT NO.                             .

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED IN THIS LETTER OF CREDIT, THE TERM “BUSINESS DAY” MEANS ANY DAY OF THE YEAR IN WHICH BANKS LOCATED IN NEW YORK CITY ARE NOT AUTHORIZED OR REQUIRED BY LAW OR EXECUTIVE ORDER TO CLOSE.

THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.

16

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT                             , MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO.                             .

17

EXHIBIT 7A2

Form of Seller’s $10 Million Letter of Credit

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT	OUR NO.

APPLICANT

BENEFICIARY Luminant Generation Company LLC	AMOUNT U.S. $10,000,000 EXPIRY _______________________________

GENTLEMEN:

BY ORDER OF OUR CLIENT,                                                                      FOR THE ACCOUNT OF                                              , WE HEREBY ESTABLISH OUR IRREVOCABLE LETTER OF CREDIT NO.                                              IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF TEN MILLION DOLLARS ($10,000,000), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER,                                                                                                                                               , AND EXPIRES WITH THEIR CLOSE OF BUSINESS ON                                                                      .

18

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, MENTIONING THEREON OUR LETTER OF CREDIT NO.                                      AND ACCOMPANIED BY THE FOLLOWING:

A WRITTEN STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OR OFFICER OF THE BENEFICIARY READING AS FOLLOWS:

“WE HEREBY CERTIFY …

(I)	“(A) RED RIVER ENVIRONMENTAL PRODUCTS, LLC (“SELLER”) HAS CONTRACTUAL OBLIGATIONS TO THE BENEFICIARY WHICH EXTEND BEYOND THE EXPIRATION DATE OF THIS STANDBY LETTER OF CREDIT, AND (B) SELLER HAS NOT PROVIDED A SUBSTITUTE STANDBY LETTER OF CREDIT PRIOR TO THIRTY (30) DAYS BEFORE THE EXPIRATION DATE OF THIS STANDBY LETTER OF CREDIT, AND (C) THE BENEFICIARY IS THEREFORE DRAWING UPON THIS STANDBY LETTER OF CREDIT AND WILL HOLD THE PROCEEDS AS SECURITY UNTIL APPLICATION AGAINST AMOUNTS WHICH BECOME DUE TO THE BENEFICIARY UNDER THE CARBON SUPPLY AGREEMENT DATED AS OF BETWEEN SELLER AND THE BENEFICIARY OR A SUBSTITUTE STANDBY LETTER OF CREDIT IS PROVIDED.”, OR

(II)	“RED RIVER ENVIRONMENTAL PRODUCTS, LLC (“SELLER”) IS IN BREACH OF ITS COVER OBLIGATIONS SET FORTH IN SECTION 15 OF THE CARBON SUPPLY AGREEMENT DATED AS OF BETWEEN SELLER AND THE BENEFICIARY (THE “SUPPLY AGREEMENT”),

(III))	AND BUYER IS ENTITLED TO DRAW ON THIS STANDBY LETTER OF CREDIT NO. UNDER THE PROVISIONS OF SECTION OF THE SUPPLY AGREEMENT.”

THE AMOUNT, WHICH MAY BE DRAWN BY YOU UNDER THIS LETTER OF CREDIT, SHALL BE AUTOMATICALLY REDUCED BY THE AMOUNT OF ANY DRAWINGS PAID THROUGH THE ISSUING BANK REFERENCING THIS LETTER OF CREDIT NO.                         .

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PARTIAL DRAWINGS ARE PERMITTED HEREUNDER.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED IN THIS LETTER OF CREDIT, THE TERM “BUSINESS DAY” MEANS ANY DAY OF THE YEAR IN WHICH BANKS LOCATED IN NEW YORK CITY ARE NOT AUTHORIZED OR REQUIRED BY LAW OR EXECUTIVE ORDER TO CLOSE.

THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT                             , MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO.                             .

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EXHIBIT 7B

Form of Buyer’s Letter of Credit

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT	OUR NO.

APPLICANT

BENEFICIARY Red River Environmental Products, LLC	AMOUNT U.S. $10,000,000 EXPIRY _______________________________

GENTLEMEN:

BY ORDER OF OUR CLIENT,                                                                       FOR THE ACCOUNT OF                                              , WE HEREBY ESTABLISH OUR IRREVOCABLE LETTER OF CREDIT NO.                                              IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF TEN MILLION DOLLARS ($10,000,000), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER,                                                                                                                                                , AND EXPIRES WITH THEIR CLOSE OF BUSINESS ON                                                                      .

21

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, MENTIONING THEREON OUR LETTER OF CREDIT NO.                             AND ACCOMPANIED BY THE FOLLOWING:

A WRITTEN STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OR OFFICER OF THE BENEFICIARY READING AS FOLLOWS:

“WE HEREBY CERTIFY …

(I)	“(A) LUMINANT GENERATION COMPANY LLC (“BUYER”) HAS CONTRACTUAL OBLIGATIONS TO THE BENEFICIARY WHICH EXTEND BEYOND THE EXPIRATION DATE OF THIS STANDBY LETTER OF CREDIT, AND (B) BUYER HAS NOT PROVIDED A SUBSTITUTE STANDBY LETTER OF CREDIT PRIOR TO THIRTY (30) DAYS BEFORE THE EXPIRATION DATE OF THIS STANDBY LETTER OF CREDIT, AND (C) THE BENEFICIARY IS THEREFORE DRAWING UPON THIS STANDBY LETTER OF CREDIT AND WILL HOLD THE PROCEEDS AS SECURITY UNTIL APPLICATION AGAINST AMOUNTS WHICH BECOME DUE TO THE BENEFICIARY UNDER THE CARBON SUPPLY AGREEMENT DATED AS OF BETWEEN THE BENEFICIARY AND BUYER OR A SUBSTITUTE STANDBY LETTER OF CREDIT IS PROVIDED.”, OR

(II)	“LUMINANT GENERATION COMPANY LLC (“BUYER”) IS IN BREACH OF ITS COVER OBLIGATIONS SET FORTH IN SECTION 15 OF THE CARBON SUPPLY AGREEMENT DATED AS OF BETWEEN THE BENEFICIARY AND BUYER (THE “SUPPLY AGREEMENT”), AND THE BENEFICIARY IS ENTITLED TO DRAW ON THIS STANDBY LETTER OF CREDIT NO. UNDER THE PROVISIONS OF SECTION OF THE SUPPLY AGREEMENT.”

THE AMOUNT, WHICH MAY BE DRAWN BY YOU UNDER THIS LETTER OF CREDIT, SHALL BE AUTOMATICALLY REDUCED BY THE AMOUNT OF ANY DRAWINGS PAID THROUGH THE ISSUING BANK REFERENCING THIS LETTER OF CREDIT NO.                        .

PARTIAL DRAWINGS ARE PERMITTED HEREUNDER.

22

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED IN THIS LETTER OF CREDIT, THE TERM “BUSINESS DAY” MEANS ANY DAY OF THE YEAR IN WHICH BANKS LOCATED IN NEW YORK CITY ARE NOT AUTHORIZED OR REQUIRED BY LAW OR EXECUTIVE ORDER TO CLOSE.

THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT                             , MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO.                            .

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EXHIBIT 8

List of Buyer’s Facilities

Site Name	Mailing Address	Physical Address
Big Brown SES	PO Box 948, Fairfield, TX 75840	TXU Generation, 11 Mi NE of Fairfield, Fairfield, TX 75840 (FM 488 to FM 2570)

Martin Lake SES	8850 FM 2658 North, Tatum, TX 75691	TXU Generation, Off Hwy 43 & FM 2658, Dirgin (Tatum), TX 75691

Monticello SES	PO Box 1266, Mt Pleasant, TX 75456-1266	TXU Generation, 9 Mi SW of Mt Pleasant off FM 127, Mount Pleasant, TX 75455

Sandow SES	PO Box 1111, Rockdale, TX 76567	TXU Generation TXU Power, Rockdale, TX 76567 (from Rockdale, Hwy 77 West, left on Hwy 1786 to plant)

Oak Grove	PO Box 558, Franklin, TX 77856	8127 Oak Grove Road, Franklin, TX 77856, 13 miles North of Franklin off FM 979

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EXHIBIT 9

Early Termination Schedule

Termination	Maximum Damage Amount
On or prior to September 30, 2008	$	*
After September 30, 2008 but on or prior to January 30, 2009		$1,000,000
After January 30, 2009 but on or prior to commencement of delivery of Carbon from Seller’s Facility in accordance with this Agreement		$10,000,000

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